FOR IMMEDIATE RELEASE
                                   ---------------------



                 P&G SECOND QUARTER EARNINGS INCREASE 15%
                 ----------------------------------------

     CINCINNATI, O., January 26, 1995 -- The Procter & Gamble Company announced continued strong results for the October - December quarter of the fiscal year. In addition, the company announced it will take a $50 million after-tax charge to earnings in the January - March quarter for costs associated with the recent earthquake in Japan.

     Worldwide net earnings for the quarter ending December 31, 1994 were $750 million, a 15% increase over the same quarter of the prior year. Earnings per share for the quarter were $1.06 compared to $.92 per share for the second quarter of the prior year, also a 15% increase. Worldwide net sales of $8.5 billion represent an increase of 9% over the same quarter of the prior year, on comparable unit volume growth. Acquisitions contributed 3% of the quarter's volume growth. Exchange rates contributed approximately 2% to the sales and earnings growth for the quarter.

     "This was another strong quarter," commented Chairman and Chief Executive Edwin L. Artzt. "We continue to see broad-based volume and sales growth in virtually all business sectors and geographic regions. Earnings continue to be positively influenced by continued worldwide cost control."

     Net earnings in the United States increased 7% for the quarter, on 6% sales growth. These results reflect 3% unit volume growth and continued margin improvement. All sectors increased unit volume in the quarter.

     International net earnings increased 20% over the same quarter of the prior year, on a sales increase of 8%. Unit volume increased 15%. The difference between sales and volume growth is largely due to more competitive pricing in a number of markets. The devaluation of the Mexican peso did not adversely impact the quarterly results and is not expected to have a significant impact on results for the fiscal year.

     Year to date results reflect continued volume growth and cost control efforts throughout the company. Worldwide net earnings for the July-December period were $1,542 million, a 17% increase over the same period of the prior year. Year to date sales were $16.6 billion, up 8% compared to $15.4 billion for this period of the prior fiscal year. Year to date volume has grown 10%.


     Artzt also commented on the impact of the recent earthquake in Kobe,
Japan: "All P&G employees have been contacted and miraculously, none of them were seriously injured in the quake. Unfortunately, some of our people lost family members and many lost their homes. P&G is doing everything possible to help employees by securing emergency housing, providing interest-free loans for rebuilding homes and replacing lost possessions, and offering other assistance. P&G is also working with local authorities to help the community by providing products and other aid.

     "P&G's business in the area affected by the quake is continuing to operate on a relatively normal basis, thanks to the dedication and resourcefulness of our employees and the cooperation and support of all of our business partners in Japan," Artzt continued. "Four of our five manufacturing plants in Japan were not affected. The Akashi plant near Kobe, which produces paper products including Pampers diapers and Whisper feminine protection pads, suffered some damage but is already being repaired. We are continuing to supply customers from existing inventory and from P&G's other Japan paper plant, which also produces diapers and feminine protection products. We expect partial production at Akashi to resume within the next two weeks.

     "The initial engineering assessment of P&G's Japan headquarters and technical center on Rokko Island in Kobe indicates the building's basic structure appears sound. Additional engineering studies, clean-up and repairs will be required, but we expect to reoccupy the building within a few months. In the meantime, we are managing the business from temporary headquarters in Osaka.

     "Based on what we know today, we will take a $50 million after-tax charge to earnings in the January-March quarter for the cost of employee assistance, cleanup and repair of facilities, and non-recurring expenses directly associated with the earthquake," said Artzt. "Given the magnitude of this disaster, it is remarkable that our people and our business have come through so well. Above all, I am very proud of our employees."


                     #               #               #


PR Contacts:                Gregory M. Rossiter   (513) 983-8435
            Linda L. Ulrey         (513) 983-9332

THE PROCTER & GAMBLE COMPANY
- ----------------------------



Millions of Dollars Except Per Share Amounts

                                    Three Months Ended December 31
                                    ------------------------------
                                    1994      1993   % Change
                                    ----      ----   --------

Net Sales                        $ 8,467   $ 7,788     +9%
Net Earnings                         750       653    +15%
Net Earnings Per Common Share       1.06       .92    +15%
  -- Assuming Full Dilution          .99       .85

Average Shares Outstanding         685.2     682.3



                                     Six Months Ended December 31
                                     ----------------------------
                                    1994      1993   % Change
                                    ----      ----   --------

Net Sales                       $ 16,628   $15,352     +8%
Net Earnings                       1,542     1,323    +17%
Net Earnings Per Common Share       2.18      1.87    +17%
  -- Assuming Full Dilution         2.04      1.74

Average Shares Outstanding         685.2     682.3